EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SM ENERGY DECLARES SEMI-ANNUAL CASH DIVIDEND

DENVER, CO April 15, 2014 - SM Energy Company (NYSE: SM) today announces that its Board of Directors has approved a semi-annual cash dividend of $0.05 per share of common stock outstanding. The dividend will be paid on May 7, 2014, to stockholders of record as of the close of business on April 25, 2014. The Company currently has approximately 67.1 million shares of common stock outstanding.
The Company has paid cash dividends to its stockholders every year since 1940. The Board of Directors plans to continue making semi-annual dividend payments at the rate of $0.05 per share for the foreseeable future, subject in its sole discretion to future earnings, capital requirements, financial condition, contractual obligations, and other factors.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.

SM ENERGY CONTACTS:
MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:
Brent Collins, ir@sm-energy.com, 303-863-4326
James Edwards, ir@sm-energy.com, 303-837-2444